NEWS RELEASE

Contact:	Nicholas Conrad	Date:	September 18, 2014
VP, Finance & Treasurer
Phone: 419-891-6415
E-mail: nick_conrad@andersonsinc.com

The Andersons Signs Agreements to Purchase 2 Grain Companies in Texas

MAUMEE, OHIO, September 17, 2014 - The Andersons, Inc. (Nasdaq: ANDE) announces today it recently signed agreements to purchase the majority of the assets of two San Antonio, Texas-based, food grade corn companies, United Grain LLC and Keller Grain, Inc.

“We are committed to expanding our food grade corn business and we pursued United Grain and Keller Grain as opportunities to expand into a region where we currently do not have a presence and where there is a reliable source of quality food grade corn,” says Denny Addis, President of The Andersons’ Grain Group. “Both companies have solid reputations for providing customers with the highest quality, best value food grade corn for their needs, which aligns well with our philosophy of extraordinary customer value and service.”

The facilities included in the agreements are located in Texas with a combined grain storage capacity of about two million bushels with about 35 employees.

The transactions, which remain subject to certain customary closing conditions, are expected to be completed early in the fourth quarter.

About The Andersons, Inc.
The Andersons, Inc. is a diversified company rooted in agriculture. Founded in Maumee, Ohio, in 1947, the company conducts business across North America in the grain, ethanol, and plant nutrient sectors, railcar leasing, turf and cob products, and consumer retailing. For more information, visit The Andersons online at www.andersonsinc.com.

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